Exhibit 99.1

InfraREIT, Inc. 1807 Ross Avenue, 4th Floor Dallas, TX 75201

    PRESS RELEASE

InfraREIT’s Subsidiary Closes

Private Placement of $500 Million of Senior Secured Notes

DALLAS, TEXAS, Dec. 3, 2015—InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT” or the “Company”) today announced the issuance of $400 million in 10-year Senior Secured Notes, Series A, due Dec. 3, 2025 (the “Series A Notes”) and the issuance of $100 million in 10-year Senior Secured Notes, Series B, due Jan. 14, 2026 (the “Series B Notes”) by its subsidiary, Sharyland Distribution & Transmission Services, L.L.C. (“SDTS”), both in a private placement conducted pursuant to Section 4(a)(2) under the Securities Act of 1933 (the “Securities Act”). The Series A Notes and Series B Notes will bear interest at a rate of 3.86 percent, payable semi-annually. The closing of the issuance of the Series A Notes occurred today, while closing of the Series B Notes issuance is expected to close on Jan. 14, 2016, subject to customary closing conditions.

SDTS intends to use the proceeds from the private placement of the Series A Notes and Series B Notes to refinance the outstanding $388.7 million term loan borrowings under the Senior Secured Credit Facility of its wholly owned subsidiary, Sharyland Projects, L.L.C., due in 2018 and for general corporate purposes.

The Series A Notes and Series B Notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

About InfraREIT, Inc.

InfraREIT is a real estate investment trust that owns rate-regulated electric transmission and distribution assets in the state of Texas. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas and managed by the Ray L. Hunt family) and the Company’s shares are traded on the New York Stock Exchange under the symbol “HIFR”. Additional information on InfraREIT is available at www.InfraREITInc.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” that state InfraREIT’s or its management’s intentions, beliefs, expectations or predictions of the future, which by their nature, involve known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally. This press release speaks only as of the date hereof, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information, contact:

For Investors:	Brook Wootton
Director, Investor Relations
InfraREIT, Inc., 214-855-6748

For Media:	Jeanne Phillips
Senior Vice President, Corporate Affairs & International Relations
Hunt Consolidated, Inc., 214-978-8534